SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement

        On December 7, 2006, Independent Bank, a wholly-owned subsidiary of the Registrant; Mepco Insurance Premium Financing, Inc., a wholly-owned subsidiary of Independent Bank (“Mepco”); and Mepco Acceptance Corp., a wholly-owned subsidiary of Mepco (“MAC”), entered into a Purchase and Sale Agreement with Premium Financing Specialists, Inc. and Premium Financing Specialists of California, Inc. (collectively, “PFS”). Pursuant to the Agreement, Mepco and MAC have agreed to sell substantially all of their assets related to their insurance premium finance business to PFS. The purchase price for such assets will be the net book value of the receivables, subject to certain adjustments as provided in the Agreement, plus a cash premium of $13.4 million to $14.9 million. PFS is only assuming limited liabilities of Mepco and MAC, including, primarily, the obligation to fund premium finance loans being purchased by PFS that have not yet been funded. Independent Bank, Mepco, and MAC have each agreed to indemnify PFS against certain liabilities in connection with this sale. In addition, Independent Bank, Mepco, and MAC will each agree not to compete in the premium finance business for a period of five years after closing.

        The closing is expected to occur in January of 2007, subject to the receipt of regulatory approvals (including compliance with the Hart-Scott-Rodino Antitrust Improvements Act) and the satisfaction of certain other closing conditions.

Item 9.01     Financial Statements and Exhibits.

(d)        Exhibit 99.1        Press Release issued December 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 7, 2006	INDEPENDENT BANK CORPORATION (Registrant) By /S/ Robert N. Shuster —————————————— Robert N. Shuster Executive VP and CFO